Exhibit 99.1
NEWS RELEASE

Phillips 66 Partners Reports
Fourth-Quarter Earnings of $17 Million

HOUSTON, Jan. 29, 2014 – Phillips 66 Partners LP (NYSE: PSXP) announces fourth-quarter earnings of $17.0 million, resulting in $0.24 per limited partner unit. Earnings before interest, income taxes, depreciation and amortization (EBITDA) was $18.8 million and distributable cash flow was $17.8 million.

From the closing of its initial public offering (IPO) on July 26, 2013, through Dec. 31, 2013, the partnership's earnings were $28.9 million, resulting in $0.40 per limited partner unit. During this period, EBITDA was $32.0 million and distributable cash flow was $30.4 million.

"We are pleased with our operating and financial performance in our first full quarter,” said Phillips 66 Partners Chairman and CEO Greg Garland. “Consistent with our commitment to create value for unitholders, we recently increased our quarterly cash distribution by nearly 6 percent and are actively pursuing our initial acquisition in the first half of 2014."

Financial Results

Total revenues for the fourth quarter were $30.0 million, up $0.4 million from the third quarter. The increase primarily resulted from higher pipeline and terminal throughput volumes. Total costs of $12.9 million were up $0.8 million from the prior quarter, primarily driven by higher general and administrative expenses. These increased expenses reflect the higher costs of operating as a stand-alone publicly traded partnership, as well as due diligence costs associated with planned asset acquisitions.

On Jan. 22, 2014, the board of directors of our general partner declared a quarterly cash distribution of $0.2248 per unit, for a total distribution of $16.2 million. This distribution is 5.8 percent greater than the partnership's minimum quarterly distribution of $0.2125 per unit.

At Dec. 31, 2013, Phillips 66 Partners LP had $425.1 million in cash and cash equivalents, the majority of which is available to fund future acquisitions and expansion capital opportunities. The partnership also has an unused revolving credit facility of $250 million.

Investor Webcast

Later today, Phillips 66 Partners President Tim Taylor, Vice President and Chief Financial Officer Greg Maxwell, and Vice President and Chief Operating Officer Tom Liberti will host a webcast at 3 p.m. EST to discuss the partnership’s fourth-quarter performance. To listen to the conference call and view

Phillips 66 Partners Reports Earnings of $17 Million

related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

On April 10, 2014, Phillips 66 Partners will participate in the Phillips 66 analyst meeting in New York. The meeting will be available via webcast. Additional details will be provided in a news release prior to the event.

About Phillips 66 Partners

Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. Headquartered in Houston, the partnership’s assets include the Clifton Ridge crude oil pipeline, terminal and storage system in Louisiana; the Sweeny to Pasadena refined petroleum product pipeline, terminal and storage system in Texas; and the Hartford Connector refined petroleum product pipeline, terminal and storage system in Illinois. For more information, visit www.phillips66partners.com.

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CONTACTS
Rich Johnson (media)
832-765-1016
rich.johnson@p66.com

William Steen (investors)
832-765-3174
william.steen@p66.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners’ operations are based on management’s expectations, estimates and projections about the partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil and refined petroleum products we transport; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil and refined petroleum products; liabilities associated with the risks and operational hazards inherent in transporting, terminaling and storing crude oil and refined petroleum products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Partners Reports Earnings of $17 Million

Use of Non-GAAP Financial Information—This news release includes the terms EBITDA and distributable cash flow. These are non-GAAP financial measures. EBITDA and distributable cash flow are included to help facilitate comparisons of operating performance of the partnership with other companies in our industry, as well as help facilitate an assessment of our assets’ ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA and distributable cash flow are net income and net cash provided by operating activities. EBITDA and distributable cash flow should not be considered as alternatives to GAAP net income or net cash provided by operating activities. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. EBITDA and distributable cash flow should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References in the release to earnings refer to net income.

Phillips 66 Partners Reports Earnings of $17 Million

Results of Operations

Summarized Income Statement Information*
	Millions of Dollars Except as Indicated
	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012

Total revenues	$30.0	$22.1	$106.8	$80.1
Net income	17.0	11.6	60.7	41.1
EBITDA	18.8	13.2	67.7	48.0
EBITDA subsequent to IPO	18.8	**	32.0	**
Distributable cash flow subsequent to IPO	17.8	**	30.4	**

Net Income Subsequent to Initial Public Offering Per Limited Partner Unit—Basic and Diluted (dollars)
Common units	$0.24	**	$0.40	**
Subordinated units—Phillips 66	0.24	**	0.40	**
* The above table presents total revenues, net income, EBITDA and distributable cash flow for the three- and twelve-month periods ended Dec. 31, 2013, and 2012. The combined financial results of Phillips 66 Partners LP predecessor, the predecessor for accounting purposes, are presented for periods through July 25, 2013. Differences in revenues and expenses for periods prior to and after the IPO are detailed in the "Factors Affecting the Comparability of Our Financial Results" in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the final prospectus, dated July 22, 2013, as filed with the Securities and Exchange Commission. The above table does not include distributable cash flow for the periods prior to the IPO.
** Information is not applicable for the pre-IPO periods.

Phillips 66 Partners Reports Earnings of $17 Million

Statement of Income—Reconciliation of Predecessor and Partnership
	Millions of Dollars
	2013
	Phillips 66 Partners LP Predecessor Jan 1 Through Jul 25	Phillips 66 Partners LP Jul 26 Through Dec 31	Twelve Months Ended Dec 31	Three Months Ended Dec 31
Revenues
Transportation and terminaling services—related parties	$55.5	$50.9	$106.4	$29.8
Transportation and terminaling services—third parties	0.1	0.1	0.2	0.1
Other income	—	0.2	0.2	0.1
Total revenues	$55.6	$51.2	$106.8	$30.0

Costs and Expenses
Operating and maintenance expenses	$13.8	$13.6	$27.4	$7.7
Depreciation	3.6	2.6	6.2	1.5
General and administrative expenses	5.1	4.9	10.0	3.1
Taxes other than income taxes	1.0	0.7	1.7	0.4
Interest and debt expense	—	0.3	0.3	0.2
Total costs and expenses	$23.5	$22.1	$45.6	$12.9
Income before income taxes	32.1	29.1	61.2	17.1
Provision for income taxes	0.3	0.2	0.5	0.1
Net Income	$31.8	$28.9	$60.7	$17.0

Selected Operating Data—Reconciliation of Predecessor and Partnership
	Thousands of Barrels Daily
	2013
	Phillips 66 Partners LP Predecessor Jan 1 Through Jul 25	Phillips 66 Partners LP Jul 26 Through Dec 31	Twelve Months Ended Dec 31	Three Months Ended Dec 31
Pipeline, Terminal and Storage Volumes
Pipelines*
Crude oil throughput	298	238	272	244
Refined product throughput	224	311	262	315
Total	522	549	534	559

Terminals
Crude Oil
Storage volumes	215	199	208	207
Terminaling throughput	158	186	170	189
Refined Products
Terminaling throughput	209	266	234	267
Total	582	651	612	663
* Represents the sum of volumes transported through each separately tariffed pipeline segment.

Phillips 66 Partners Reports Earnings of $17 Million

Reconciliation of EBITDA and Distributable Cash Flow to Net Income and Net Cash Provided by Operating Activities
	Millions of Dollars
	2013				2012
	Phillips 66 Partners LP Predecessor Jan 1 Through Jul 25	Phillips 66 Partners LP Jul 26 Through Dec 31	Twelve Months Ended Dec 31	Three Months Ended Dec 31	Three Months Ended Dec 31	Twelve Months Ended Dec 31
Reconciliation to Net Income
Net Income	$31.8	$28.9	$60.7	$17.0	$11.6	$41.1
Plus:
Depreciation	3.6	2.6	6.2	1.5	1.6	6.6
Net interest expense	—	0.1	0.1	0.1	—	—
Amortization of deferred rentals	—	0.2	0.2	0.1	—	—
Provision for income taxes	0.3	0.2	0.5	0.1	—	0.3
EBITDA	$35.7	$32.0	$67.7	$18.8	$13.2	$48.0
Less:
Predecessor EBITDA prior to IPO on July 26, 2013	35.7	—	35.7	—	13.2	48.0
EBITDA subsequent to IPO	$—	$32.0	$32.0	$18.8	$—	$—

Plus:
Adjustments related to minimum volume commitments	**	—	—	(0.1)	**	**
Phillips 66 prefunded projects	**	0.8	0.8	0.5	**	**
Other	**	0.4	0.4	0.4	**	**
Less:
Net interest paid	**	0.1	0.1	—	**	**
Income taxes paid	**	—	—	—	**	**
Maintenance capital expenditures	**	2.7	2.7	1.8	**	**
Distributable Cash Flow Subsequent to IPO	**	$30.4	$30.4	$17.8	**	**
** Information is not applicable for the pre-IPO periods.

Phillips 66 Partners Reports Earnings of $17 Million

	Millions of Dollars
	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Reconciliation to Net Cash from Operating Activities
Net cash from operating activities	$16.8	$12.9	$60.3	$44.5
Plus:
Net interest expense	0.1	—	0.1	—
Provision for income taxes	0.1	—	0.5	0.3
Changes in working capital	1.7	(0.2)	6.6	1.0
Deferred rentals and other	0.1	0.5	0.2	2.2
EBITDA	$18.8	$13.2	$67.7	$48.0
Less:
Predecessor EBITDA prior to IPO on July 26, 2013	—	13.2	35.7	48.0
EBITDA subsequent to IPO	$18.8	$—	$32.0	$—

Plus:
Adjustments related to minimum volume commitments	(0.1)	**	—	**
Phillips 66 prefunded projects	0.5	**	0.8	**
Other	0.4	**	0.4	**
Less:
Net interest paid	—	**	0.1	**
Income taxes paid	—	**	—	**
Maintenance capital expenditures	1.8	**	2.7	**
Distributable Cash Flow Subsequent to IPO	$17.8	**	$30.4	**
** Information is not applicable for the pre-IPO periods.